Confidential Treatment Requested by Reynolds Consumer Products Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 10.4

REYNOLDS CONSUMER PRODUCTS INC.

2019 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK AWARD

[DATE]

Reynolds Consumer Products Inc., a Delaware corporation (the “Company”), has granted the Participant, effective as of the Grant Date (as set forth below), a Restricted Stock Award (the “Award”) under the Reynolds Consumer Products Inc. 2019 Equity Incentive Plan (as amended from time to time, the “Plan”). The Award is subject to the terms and conditions set forth in this award grant letter (this “Grant Letter”), the Restricted Stock award agreement attached hereto as Exhibit A (and all exhibits and appendices thereto) (the “Award Agreement” and, together with this Grant Letter, this “Agreement”).

Unless otherwise defined in this Agreement, capitalized terms shall have the meanings assigned to them in the Plan. In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to the Participant, the provisions of the Plan will prevail.

AWARD TERMS

Participant:	[●]

Shares Subject to Award:	[●] Shares

Grant Date:	[●] (the “Grant Date”)

Vesting:	Subject to the terms and conditions of the Award Agreement, the Shares subject to the Award shall vest ratably on each of the first three anniversaries of the Grant Date (each, a “Vesting Date”, and each such one-year period, a “Vesting Period”); provided that the Participant does not experience a Termination of Service at any time prior to the applicable Vesting Date.

Please review this Agreement and let us know if you have any questions about this Agreement, the Award or the Plan. You are advised to consult with your own tax advisors in respect of any tax consequences arising in connection with this Award.

If you have questions please contact [●], the Company’s [●] via email at [●]. Otherwise, please provide your signature, address and the date for this Agreement where indicated below.

Confidential Treatment Requested by Reynolds Consumer Products Inc.

Pursuant to 17 C.F.R. Section 200.83

EXHIBIT A

REYNOLDS CONSUMER PRODUCTS INC.

2019 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (together with all exhibits and appendices hereto, this “Award Agreement”), dated as of the date of the Grant Letter, is by and between the Company, and the individual listed in the Grant Letter as the Participant.

WHEREAS, the Company hereby grants the Award to the Participant under the Plan, and the Participant hereby accepts the Award, in each case, subject to the terms and conditions of the Plan and this Agreement; and

WHEREAS, by accepting the Award and entering into this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

1. Grant of Restricted Stock Award. The Company hereby grants to the Participant on the Grant Date the aggregate number of Shares of Restricted Stock as set forth in the Grant Letter, subject to the terms and conditions of the Plan and this Agreement. This Award is granted under the Plan, the provisions of which are incorporated herein by reference and made a part of this Agreement.

2. Terms and Conditions. It is understood and agreed that the Award evidenced hereby is subject to the following terms and conditions:

(a) Vesting of Award. Subject to Sections 3, 4, 5 and 11, the Award shall vest and become non-forfeitable in accordance with the vesting schedule set forth in the Grant Letter.

(b) Voting Rights. The Participant shall have voting rights with respect to the Shares of Restricted Stock.

(c) Dividends. If a dividend is paid on Shares during the period commencing on the Grant Date and ending on the date on which the Restricted Stock has vested, the Participant shall be eligible to receive an amount equal to the dividend that the Participant would have received with respect to such dividend payment, with such amount reinvested in Shares; provided, however, that no such amount shall be payable with respect to any Restricted Stock that is forfeited. Such amount shall be paid to the Participant on the date on which the Restricted Stock is vested in the same form (cash, Shares or other property) in which such dividend is paid to holders of Shares generally.

Confidential Treatment Requested by Reynolds Consumer Products Inc.

Pursuant to 17 C.F.R. Section 200.83

(d) Book-Entry. The Shares of Restricted Stock shall be evidenced by book-entry into the register of the Company; provided, however, that the Committee may determine that the Shares of Restricted Stock shall be evidenced in such other manner as it deems appropriate, including the issuance of a share certificate or certificates. In the event that any share certificate is issued in respect of the Shares of Restricted Stock, such certificate shall (i) be registered in the name of the Participant, (ii) bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Shares of Restricted Stock and (iii) be held in custody by the Company.

(e) Adjustment in Capitalization. In the event that, as a result of any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Shares or other securities), recapitalization, share split (share subdivision), reverse share split (share consolidation), reorganization, merger, amalgamation, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or this Agreement, then the Committee shall adjust the terms of this Agreement and this Award, to the extent necessary, in its sole discretion.

(f) Section 83(b) Election. The Participant may make an election under Section 83(b) of the Code with respect to the Shares of Restricted Stock, which such election must be made within thirty (30) days after the Grant Date. If the Participant elects to make such election under Section 83(b) of the Code, the Participant shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of such election with the Internal Revenue Service. The Participant agrees to assume full responsibility for (i) ensuring that the Section 83(b) election is actually and timely filed with the Internal Revenue Service and (ii) all tax consequences resulting from such election. The Participant should consult his or her tax advisor regarding the consequences of a Section 83(b) election, as well as the receipt, vesting, holding and sale of the Shares of Restricted Stock.

(g) Restrictions on Transferability. Except as may be permitted by the Committee, unless and until the Shares of Restricted Stock become vested and non-forfeitable in accordance with this Agreement, the Shares of Restricted Stock shall not be assignable, alienable, saleable or transferable by the Participant other than by will or the applicable law of descent and distribution or to a designated Beneficiary.

Confidential Treatment Requested by Reynolds Consumer Products Inc.

Pursuant to 17 C.F.R. Section 200.83

(h) No Right to Continued Service. The grant of an Award shall not be construed as giving the Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any of its Affiliates. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Agreement.

(i) No Right to Future Awards. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

3. Termination of Service. Except as otherwise provided in Section 4, in the event of the Participant’s Termination of Service for any reason, any Shares of Restricted Stock that are unvested as of the date of such Termination of Service shall be immediately forfeited and cancelled in their entirety upon such Termination of Service, without any payment or consideration being due to the Participant.

4. Vesting Acceleration Upon Termination due to Death or Retirement. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event of the Participant’s Termination of Service due to the Participant’s death or Retirement, a pro rata portion of the Award with respect to the applicable Vesting Period will vest following such Termination of Service based on a fraction, the numerator of which is the number of full calendar months the Participant has been employed in the applicable Vesting Period through the date of termination, and the denominator of which is 12; provided that the Participant has been employed by the Company for at least twelve (12) months following the Grant Date.

5. Change in Control. Notwithstanding any provision of this Agreement to the contrary, subject to the Participant’s execution and non-revocation of a customary release of claims in favor of the Company and its Affiliates, in the event of a Change in Control, any unvested Shares of Restricted Stock shall immediately become fully vested and non-forfeitable.

6. Settlement of Shares. Subject to the provisions of this Agreement, upon the vesting of any of the Shares of Restricted Stock, (i) the restrictions under this Award Agreement with respect to such Shares, as well as any dividends or other distributions accumulated pursuant to Section 2(c), shall lapse, and such Shares shall be fully assignable, saleable and transferable by the Participant (provided that any such assignment, alienation, sale, transfer or other alienation with respect to such Shares shall be in accordance with applicable securities laws and any applicable Company policy), and (ii) the Company shall deliver such Shares to the Participant, as soon as reasonably practicable after such vesting date, by delivery of a share certificate registered in the Participant’s name and such transfer shall be evidenced in the register of members of the Company.

Confidential Treatment Requested by Reynolds Consumer Products Inc.

Pursuant to 17 C.F.R. Section 200.83

7. Tax Liability; Withholding Requirements.

(a) The Participant shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that the Participant incurs in connection with the receipt and vesting of any Shares of Restricted Stock granted hereunder.

(b) To the extent authorized by the Committee, the Company may withhold any tax (or other governmental obligation) that becomes due with respect to the Shares of Restricted Stock and take such action as it deems appropriate to ensure that all applicable withholding, income or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from the Participant and, unless otherwise determined by the Committee, to the extent such withholding would not result in liability classification of any portion of the Award pursuant to FASB ASC Subtopic 718-10. The Participant shall make arrangements satisfactory to the Company to enable the Company to satisfy all such withholding requirements. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the Participant to satisfy any such withholding requirement by transferring to the Company pursuant to such procedures as the Committee may require, effective as of the date on which such requirement arises, a number of vested Shares owned and designated by the Participant having an aggregate Fair Market Value as of such date that is at least equal to the minimum, and not more than the maximum, amount required to be withheld (including by authorizing the Company to withhold Shares that would otherwise be issuable or deliverable to the Participant as a result of the vesting of the Award), to the extent such withholding would not result in liability classification of any portion of the Award pursuant to FASB ASC Subtopic 718-10. If the Committee permits the Participant to satisfy any such withholding requirement pursuant to the preceding sentence, the Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of the Participant, an amount of cash withholding equal to the Fair Market Value of the Shares transferred to the Company as provided above.

8. Not Salary, Pensionable Earnings or Base Pay. The Participant acknowledges that the Award shall not be included in or deemed to be a part of (a) salary, normal salary or other ordinary compensation, (b) any definition of pensionable or other earnings (however defined) for the purpose of calculating any benefits payable to or on behalf of the Participant under any pension, retirement, termination or dismissal indemnity, severance benefit, retirement indemnity or other benefit arrangement of the Company or any Subsidiary or (c) any calculation of base pay or regular pay for any purpose.

9. Whistleblower Protection. The Participant has the right under federal law to certain protections for cooperating with or reporting legal violations to the SEC or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise is intended to prohibit the Participant from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any such governmental entity or self-regulatory

Confidential Treatment Requested by Reynolds Consumer Products Inc.

Pursuant to 17 C.F.R. Section 200.83

organization, and the Participant may do so without notifying the Company. The Company may not retaliate against the Participant for any of these activities, and nothing in this Agreement or otherwise requires the Participant to waive any monetary award or other payment that the Participant might become entitled to from the SEC or any such governmental entity or self-regulatory organization.

10. Restrictive Covenants. The Company’s obligations under this Agreement is conditioned on the Participant signing a Restrictive Covenant Agreement in the form of Schedule A (the “Restrictive Covenant Agreement”).

11. Recoupment/Clawback. This Award (including any amounts or benefits arising from this Award) shall be subject to recoupment or “clawback” as may be required by applicable law, stock exchange rules or by any applicable Company policy or arrangement the Company has in place from time to time.

12. Release. In consideration of the grant of this Award, and as a condition for the Participant’s eligibility to receive this Award, the Participant agrees that Participant shall have no further rights or interests in respect of any awards previously granted to the Participant by the Company or any of its Subsidiaries under any equity based plan, program or arrangement, and the Participant agrees that Participant fully and forever waives, releases and discharges the Company, its Subsidiaries and their respective affiliates, successors and assigns, from any and all claims relating to such awards under any such plans, programs or arrangements.

13. References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

14. Miscellaneous.

(a) Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Reynolds Consumer Products Inc.

1900 W. Field Court

Lake Forest, Illinois 60045

Attention: [●]

Email: [●]

Confidential Treatment Requested by Reynolds Consumer Products Inc.

Pursuant to 17 C.F.R. Section 200.83

If to the Participant:

At the Participant’s most recent address shown on the signature page of this Award Agreement, or at any other address which the Participant may specify in a notice delivered to the Company in the manner set forth herein.

(b) Entire Agreement. This Agreement, the Plan and any other agreements, schedules, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof, provided that the restrictions set forth in this Agreement are in addition to, not in lieu of, any other obligation and/or restriction that the Participant may have with respect to the Company or any of its Affiliates, whether by operation of law, contract, or otherwise, including, without limitation, any non-solicitation obligations contained in an employment agreement, consulting agreement or other similar agreement entered into by and between the Participant and the Company or one of its Affiliates, which shall survive the termination of any such agreements, and be enforceable independently of such other agreements.

(c) Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.

(d) Amendment; Waiver. No amendment or modification of any provision of this Agreement that has a material adverse effect on the Participant shall be effective unless signed in writing by or on behalf of the Company and the Participant; provided that the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(e) Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

Confidential Treatment Requested by Reynolds Consumer Products Inc.

Pursuant to 17 C.F.R. Section 200.83

(f) Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g) Governing Law; Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof. TO THE EXTENT ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS NOT GOVERNED BY THE ARBITRATION AGREEMENT, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH LEGAL PROCEEDING.

(h) Dispute Resolution. Any dispute or claim arising out of, under or in connection with the Plan or any Award Agreement shall be submitted to arbitration in Delaware and shall be conducted in accordance with the rules of, but not necessarily under the auspices of, the American Arbitration Association (“AAA”) rules in force when the notice of arbitration is submitted. The arbitration shall be conducted before an arbitration tribunal comprised of one individual, mutually selected by the Company and the Participant, such selection to be made within 30 calendar days after notice of arbitration has been given. In the event the parties are unable to agree in such time, AAA will provide a list of three available arbitrators and an arbitrator will be selected from such three-member panel provided by AAA by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be selected by a toss of a coin. The Participant and the Company agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration. Any damages awarded in such arbitration shall be limited to the contract measure of damages, and shall not include punitive damages.

(i) Participant Undertaking; Acceptance. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the Award pursuant to this Agreement. The Participant acknowledges receipt of a copy of the Plan and this Agreement and understands that material definitions and provisions concerning the Award and the Participant’s rights and obligations with respect thereto are set forth in the Plan. The Participant has read carefully, and understands, the provisions of this Agreement and the Plan.

Confidential Treatment Requested by Reynolds Consumer Products Inc.

Pursuant to 17 C.F.R. Section 200.83

(j) Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Award Agreement.

(k) Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

[Signature Page Follows]

Confidential Treatment Requested by Reynolds Consumer Products Inc.

Pursuant to 17 C.F.R. Section 200.83

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

REYNOLDS CONSUMER PRODUCTS INC.

By:
Name:
Title:

AGREED AND ACCEPTED:

PARTICIPANT

By:
Name:

Address

[Signature Page to RSA Award Agreement]